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                                                                     Exhibit 8.2


INTERNAL REVENUE SERVICE                 Department of the Treasury

Index Number: 0301.00-00, 0311.00-00,    Washington, DC 20224
0355.00-00, 0355.01-00, 0368.04-00

                                         Person to Contact:

                                         Telephone Number:

                                         Refer Reply To:

                                         Date:




Distributing      =



Controlled        =



Sub 1             =



Sub 2             =



Sub 3             =



Sub 4             =



Sub 5             =
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                                        2


Sub 6             =



Foreign Sub 1     =



Foreign Sub 2     =


Foreign Sub 3     =


Financial Advisor =

Month 1           =

Date 2            =

Date 3            =

Date 4            =

Date 5            =

Date 6            =

Date 7            =

Month 8           =

Country A         =

Country B         =

Business A        =

Business B        =
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                                        3


Business C        =

Business D        =

Business E        =

Business F        =

a                 =

b                 =

c                 =

d                 =

e                 =

f                 =

g                 =

h                 =

i                 =

j                 =

k                 =

l                 =



      This letter responds to your November 25, 1998 request for rulings on certain federal income tax consequences of a partially completed series of transactions.
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                                        4


                                SUMMARY OF FACTS

      Distributing is the common parent of an affiliated group of corporations that files a consolidated federal income tax return. Distributing has outstanding one class of common stock ("Distributing Common Stock") and one class of preferred stock ("Distributing Preferred Stock"), both of which are widely held and publicly traded. No person owns five percent or more of the outstanding Distributing Common Stock or Distributing Preferred Stock.

      Distributing is engaged directly and through subsidiaries in Business A, Business B, Business C, Business D, Business E, and Business F. Distributing wholly owns Sub 1 and Sub 2. Sub 1 owns a percent of Sub 3 (which represents "control" under Section 368(c) of the Internal Revenue Code) and all of Sub 4. Sub 2 owns b percent of Sub 3. Sub 3 wholly owns Sub 5 and Foreign Sub 1, a Country A limited company, and, before steps (v), (vii), and (viii) described below, wholly owned Sub 6 and Controlled. Foreign Sub 1 wholly owns Foreign Sub 2, a Country A limited company, and Sub 5 owns c percent ("control" under Section 368(c)) of Foreign Sub 3, a Country B company. Foreign Sub 1 has elected under Section 301.7701-3(a) of the Income Tax Regulations to be treated as a disregarded entity for federal income tax purposes.

      Sub 1 and Sub 3 are indirectly engaged in Business A, Business C, and Business D through Sub 3's indirect ownership of Foreign Sub 2 and Foreign Sub 3, both of which are directly engaged in these businesses. Sub 6 is directly engaged in Business F.

      Financial information has been received which indicates that (i) Business A, Business B, Business C, Business D, and Business E (collectively, the "Other Businesses"), as directly conducted by Distributing, each has had gross receipts and operating expenses representing the active conduct of a trade or business for each of the past five years, (ii) Business A, Business C, and Business D, as directly conducted, by each of Foreign Sub 2 and Foreign Sub 3, each has had gross receipts and operating expenses representing the active conduct of a trade or business for each of the past five years, and (iii) Business F, as directly conducted by Sub 6, has had gross receipts and operating expenses representing the active conduct of a trade or business for each of the past five years.

      Distributing wishes to raise additional capital through a public offering of stock in the corporation controlling Business F. In a detailed and reasoned letter, Distributing's Financial Advisor has concluded that an offering following an announced intention to separate Business F from the Distributing group will raise at least five percent more
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                                        5


funds per share than an offering without such an announcement. Further, the managements of Business F and the Other Businesses believe that such a separation (i) will enhance the success and efficiency of Business F by removing limitations and internal conflicts resulting from Distributing's ownership of Business F and (ii) will enhance the future success and efficiency of the Other Businesses by permitting Distributing's management to focus exclusively on its business plan.


                                  TRANSACTIONS

To accomplish this separation, Distributing has undertaken the following series of transactions:

      (i) In Month 1, Distributing announced that it would divest its ownership and operation of Business F but did not then commit to a particular method of divestment.

      (ii) In preparation for the divestment, Distributing has restructured its operations in a series of taxable and nontaxable transactions designed to separate the Business F assets from the Other Businesses (the "Restructuring"). The Restructuring has also involved transfers of certain foreign entities that have elected under Section 301.7701-3 to be disregarded for federal income tax purposes.

      (iii) On Date 2, Sub 6 issued to Sub 3 a new d dollar debt obligation to provide Business B and the Other Businesses with funds needed for expansion.

      (iv) On Date 3, Distributing's board of directors decided to divest Business F through an initial public offering ("IPO") of Controlled stock and a split-off of Controlled under Section 355.

      (v) Sub 3 contributed the stock of Sub 6 to Controlled on Date 4 and has since contributed other Business F assets to Controlled (the "Contribution").

      (vi) As part of the Restructuring, and to satisfy the requirements of Country A law, Foreign Sub 2, an indirect subsidiary of Sub 3 when the Restructuring began, briefly became a subsidiary of Controlled before being transferred by Controlled to Sub 3 on Date 5 (the "Transitory Transfer").

      (vii) On Date 6, Controlled's only class of stock was recapitalized into class A common stock (representing e percent of the voting power and f percent of the value of Controlled) (the "Controlled Class A Stock") and class B common stock (representing g
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                                        6


percent of the voting power and h percent of the value of Controlled) (the "Controlled Class B Stock") (altogether, the "Recapitalization"). Each share of Controlled Class A Stock is entitled to i votes per share, and each share of Controlled Class B Stock is entitled to j votes per share. The two classes are otherwise identical in all respects.

      (viii) On Date 7, the Controlled Class A Stock was sold in the IPO for k dollars.

      (ix) In Month 8, Sub 3 distributed l dollars of debt instruments to Sub 1, and Sub 1 contributed all of its assets (excluding the Sub 3 stock) to newly formed and wholly owned Sub 4 (the "Sub 3 Distribution and Sub 4 Contribution").

      (x) Sub 1 will distribute its Sub 4 stock to Distributing (the "Sub 4 Distribution").

      (xi) Sub 3 will distribute its Controlled Class B Stock to Sub 1 in exchange for an approximately equivalent value of Sub 1's stock in Sub 3 (the "Internal Split-off").

      (xii) Sub 1 will distribute the Controlled Class B Stock received in step
(xi) to Distributing (the "Internal Spin-off").

      (xiii) Distributing will then extend an exchange offer to its shareholders (the "Exchange Offer") under which the shareholders can elect to exchange all or part of their Distributing Common Stock for Controlled Class B Stock received by Distributing in step (xii) (the "Exchange"). If all of the Controlled Class B Stock is to be distributed pursuant to the Exchange Offer, this distribution will be the "External Split-off." If less than all of the Controlled Class B Stock is to be distributed pursuant to the Exchange Offer (because an insufficient number of shareholders elect to exchange their Distributing Common Stock), either (a) Distributing will distribute the balance of its Controlled Class B Stock pro rata to its remaining shareholders (the "Pro Rata Distribution," and together with the Exchange, the "External Split-off") or (b) Sub 3 may, instead of distributing all of its Controlled Class B Stock to Sub 1 as described above in step (xi), either (c) sell all or part of the remaining Controlled Class B Stock for which tenders are not received in a secondary offering that would close before or contemporaneously with the External Split-off or (d) retain all or part of this stock (the "Undistributed Shares").

      In all events, shares of Controlled Class B Stock representing control of Controlled under Section 368(c) will be distributed in each of the Internal Split-off, the Internal Spin-off, and the External Split-off.
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                                        7


      Distributing and Controlled have agreed to indemnify each other regarding certain securities law, tax, and other matters related to their respective businesses (the "Indemnification Payments").


                                 REPRESENTATIONS

                             The Internal Split-Off

      The taxpayer has made the following representations regarding the Internal Split-off.

      (a) The fair market value of the Controlled Class B Stock received by Sub 1 will approximately equal the fair market value of the Sub 3 stock surrendered by Sub 1 in the exchange.

      (b) No part of the consideration distributed by Sub 3 will be received by Sub 1 as a creditor, employee, or in any capacity other than that of a shareholder of Sub 3.

      (c) Immediately after the Internal Split-off, at least 90 percent of the fair market value of the gross assets of Sub 3 will consist of the stock and securities of controlled corporations that are engaged in the active conduct of a trade or business as defined in Section 355(b)(2).

      (d) The five years of financial information submitted on behalf of Foreign Sub 2 and Foreign Sub 3 represents the present operations of each corporation in Business A, Business C, and Business D, and regarding each business, there have been no substantial changes since the date of the last financial statements submitted.

      (e) Immediately after the Internal Split-off, at least 90 percent of the fair market value of the gross assets of Controlled will consist of the stock and securities of a controlled corporation that is engaged in the active conduct of a trade or business as defined in Section 355(b)(2).

      (f) The five years of financial information submitted on behalf of Sub 6 represents the present operations of Sub 6 in Business F, and regarding this business, there have been no substantial changes since the date of the last financial statements submitted.
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                                        8


      (g) Following the Internal Split-off, Sub 3, through controlled subsidiaries, and Controlled, through a controlled subsidiary, will each continue the active conduct of its business(es), independently and with its separate employees.

      (h) The Internal Split-off is being carried out for the corporate business purpose of making possible the Internal Spin-off and External Split-off, the corporate business purposes for which are (i) to permit the issuance of equity capital in the IPO on a significantly more cost effective basis than would otherwise be possible, (ii) to enhance the success and efficiency of Controlled's Business F by removing limitations and eliminating certain internal conflicts resulting from Distributing's ownership of Controlled, and (iii) to enhance the future success and efficiency of Distributing's businesses by permitting Distributing's management to focus exclusively on its business plan. The Internal Split-off is motivated, in whole or substantial part, by these corporate business purposes.

      (i) There is no plan or intention by Sub 1 to sell, exchange, transfer by gift or otherwise dispose of any of its stock in, or securities of, either Sub 3 or Controlled after the transaction, except in the Internal Spin-off.

      (j) There is no plan or intention by either Sub 3 or Controlled, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the transaction, other than through stock purchases meeting the requirements of Section 4.05(1) (b) of Rev. Proc. 96-30, 1996-1 C.B. 696, 705.

      (k) There is no plan or intention to liquidate either Sub 3 or Controlled, to merge either corporation with any other corporation, or to sell or otherwise dispose of the assets of either corporation after the transaction, except (i) in the ordinary course of business and (ii) for the possible future merger of Controlled and Sub 6 to resolve certain concerns if another acceptable solution cannot be reached. However, existing or newly formed subsidiaries of Sub 3 or Controlled (or Sub 3 or Controlled itself) may seek to acquire related businesses, and some of these acquisitions by Sub 3 or Controlled or their subsidiaries may be structured as mergers.

      (l) No intercorporate debt will exist between Sub 3 and Controlled at the time of, or after, the Internal Split-off.

      (m) Immediately before the Internal Split-off, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable intercompany transaction regulations (see Sections 1.1502-13 and 1.1502-14 as in effect before the publication of T.D. 8597, 1995-2 C.B. 147, and as currently in effect;
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                                        9


Section 1.1502-13 as published by T.D. 8597). Further, any excess loss account Sub 3 may have in Controlled Class B Stock will be included in income immediately before the Internal Split-off to the extent required by applicable regulations (see Section 1.1502-19).

      (n) Payments made in any continuing transactions between Sub 3 and Controlled will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length.

      (o) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).

      (p) Immediately after the Internal Split-off, the gross assets of the businesses actively conducted (as defined in Section 355(b)(2)) by each of Foreign Sub 2, Foreign Sub 3, and Sub 6 will have a fair market value equal to at least five percent of the total fair market value of the corporation's gross assets.

      (q) The Internal Split-off is not part of a plan or series of related transactions (within the meaning of Section 355(e)) pursuant to which one or more persons will acquire directly or indirectly stock possessing 50 percent or more of the total combined voting power of all classes of stock of either Sub 3 or Controlled entitled to vote, or stock possessing 50 percent or more of the total value of all classes of stock of either Sub 3 or Controlled.

      (r) Sub 3 would satisfy the five-year active trade or business requirement of Section 355(b) whether or not Foreign Sub 1 had elected under Section 301.7701-3(c) to be treated as a disregarded entity for federal income tax purposes.

      (s) Any Undistributed Shares will be disposed of as soon as a disposition is warranted consistent with the corporate business purpose for retention, but in any event, not later than five years after the External Split-off.

      (t) Sub 3 will vote any Undistributed Shares in proportion to the votes cast by Controlled's other shareholders.

                              The Internal Spin-off

      The taxpayer has made the following representations regarding the Internal Spin-off:
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                                       10


      (u) No part of the consideration distributed by Sub 1 will be received by Distributing as a creditor, employee, or in any capacity other than that of a shareholder of Sub 1.

      (v) Immediately after the Internal Spin-off, at least 90 percent of the fair market value of the gross assets of Sub 1 will consist of the stock and securities of indirectly controlled corporations that are engaged in the active conduct of a trade or business as defined in Section 355(b)(2).

      (w) The five years of financial information submitted on behalf of Foreign Sub 2 and Foreign Sub 3 represents the present operations of each corporation in Business A, Business C, and Business D, and regarding each business, there have been no substantial changes since the date of the last financial statements submitted.

      (x) Immediately after the Internal Spin-off, at least 90 percent of the fair market value of the gross assets of Controlled will consist of the stock and securities of a controlled corporation that is engaged in the active conduct of a trade or business as defined in Section 355(b)(2).

      (y) The five years of financial information submitted on behalf of Sub 6 represents the present operations of Sub 6 in Business F, and regarding this business, there have been no substantial changes since the date of the last financial statements submitted.

      (z) Following the Internal Spin-off, Sub 1, through indirectly controlled subsidiaries, and Controlled, through a controlled subsidiary, will each continue the active conduct of its business(es), independently and with its separate employees.

      (aa) The Internal Spin-off is being carried out for the corporate business purpose of making possible the External Split-off, the corporate business purposes for which are (i) to permit the issuance of equity capital in the IPO on a significantly more cost effective basis than would otherwise be possible,
(ii) to enhance the success and efficiency of Controlled's Business F by removing limitations and eliminating certain internal conflicts resulting from Distributing's ownership of Controlled, and (iii) to enhance the future success and efficiency of Distributing's businesses by permitting Distributing's management to focus exclusively on its business plan. The Internal Spin-off is motivated, in whole or substantial part, by these corporate business purposes.
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                                       11


      (bb) There is no plan or intention by Distributing to sell, exchange, transfer by gift or otherwise dispose of any of its stock in, or securities of, either Sub 1 or Controlled after the transaction, except in the External Split-off.

      (cc) There is no plan or intention by either Sub 1 or Controlled, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the transaction, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-30.

      (dd) There is no plan or intention to liquidate either Sub 1 or Controlled, to merge either corporation with any other corporation, or to sell or otherwise dispose of the assets of either corporation after the transaction, except (i) in the ordinary course of business and (ii) for the possible future merger of Controlled and Sub 6 to resolve certain concerns if another acceptable solution cannot be reached. However, existing or newly formed subsidiaries of Sub 1 or Controlled (or Sub 1 or Controlled itself) may seek to acquire related businesses, and some of these acquisitions by Sub 1 or Controlled or their subsidiaries may be structured as mergers.

      (ee) No intercorporate debt will exist between Sub 1 and Controlled at the time of, or after, the Internal Spin-off.

      (ff) Immediately before the Internal Spin-off, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable intercompany transaction regulations (see Sections 1.1502-13 and 1.1502-14 as in effect before the publication of T.D. 8597 and as currently in effect; Section 1.1502-13 as published by T.D. 8597). Further, any excess loss account Sub 1 may have in the Controlled Class B Stock will be included in income immediately before the Internal Spin-off to the extent required by applicable regulations (see Section 1.1502-19).

      (gg) Payments made in any continuing transactions between Sub 1 and Controlled will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length.

      (hh) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).

      (ii) Immediately after the Internal Spin-off, the gross assets of the businesses actively conducted (as defined in Section 355(b)(2)) by each of Foreign Sub 2, Foreign Sub 3, and Sub 6 will have a fair market value equal to at least five percent of the total fair market value of the corporation's gross assets.
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      (jj) The Internal Spin-off is not part of a plan or series of related transactions (within the meaning of Section 355(e)) pursuant to which one or more persons will acquire directly or indirectly stock possessing 50 percent or more of the total combined voting power of all classes of stock of either Sub 1 or Controlled entitled to vote, or stock possessing 50 percent or more of the total value of all classes of stock of either Sub 1 or Controlled.

      (kk) Sub 1 would satisfy the five-year active trade or business requirement of Section 355(b) whether or not Foreign Sub 1 had elected under
Section 301.7701-3(c) to be treated as a disregarded entity for federal income tax purposes.

                             The External Split-off

      The taxpayer has made the following representations regarding the External Split-off:

      (ll) The fair market value of the Controlled Class B Stock received by the Distributing shareholders will approximately equal the fair market value of the Distributing Common Stock surrendered by the Distributing shareholders in the Exchange.

      (mm) No part of the consideration distributed by Distributing will be received by a Distributing shareholder as a creditor, employee, or in any capacity other than that of a shareholder of Distributing.

      (nn) The five years of financial information submitted on behalf of Distributing represents the operations of Distributing in Business A, Business B, Business C, Business D, and Business E, and regarding these businesses, there have been no substantial changes since the date of the last financial statements submitted.

      (oo) Immediately after the External Split-off, at least 90 percent of the fair market value of the gross assets of Controlled will consist of the stock and securities of a controlled corporation that is engaged in the active conduct of a trade or business as defined in Section 355(b)(2).

      (pp) The five years of financial information submitted on behalf of Sub 6 represents the present operations of Sub 6 in Business F, and regarding this business, there have been no substantial changes since the date of the last financial statements submitted.
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      (qq) Following the External Split-off, Distributing, directly, and
Controlled, through a controlled subsidiary, will each continue the active conduct of its business(es), independently and with its separate employees.

      (rr) The External Split-off is being carried out for the following corporate business purposes: (i) to permit the issuance of equity capital in the IPO on a significantly more cost effective basis than would otherwise be possible, (ii) to enhance the success and efficiency of Controlled's Business F by removing limitations and eliminating certain internal conflicts resulting from Distributing's ownership of Controlled, and (iii) to enhance the future success and efficiency of Distributing's businesses by permitting Distributing's management to focus exclusively on its business plan. The External Split-off is motivated, in whole or substantial part, by these corporate business purposes.

      (ss) There is no plan or intention by any shareholder who owns five percent or more of the stock of Distributing, and the management of Distributing, to its best knowledge, is not aware of any plan or intention on the part of any remaining shareholder or security holder of Distributing to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, either Distributing or Controlled after the External Split-off.

      (tt) There is no plan or intention by either Distributing or Controlled, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the transaction, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-30.

      (uu) There is no plan or intention to liquidate either Distributing or Controlled, to merge either corporation with any other corporation, or to sell or otherwise dispose of the assets of either corporation after the transaction, except (i) in the ordinary course of business and (ii) for the possible future merger of Controlled and Sub 6 to resolve certain concerns if another acceptable solution cannot be reached. However, existing or newly formed subsidiaries of Distributing or Controlled (or Distributing or Controlled itself) may seek to acquire related businesses, and some of these acquisitions by Distributing or Controlled or their subsidiaries may be structured as mergers.

      (vv) No intercorporate debt will exist between Distributing and Controlled at the time of, or after, the External Split-off, other than debt that may arise in the ordinary course of business or pursuant to any Indemnification Payments.

      (ww) Immediately before the External Split-off, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable
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                                       14


intercompany transaction regulations (see Sections 1.1502-13 and 1.1502-14 as in effect before the publication of T.D. 8597 and as currently in effect; Section 1.502-13 as published by T.D. 8597). Further, any excess loss account Distributing may have in the Controlled Class B Stock will be included in income immediately before the External Split-off to the extent required by applicable Treasury regulations (see Section 1.1502-19).

      (xx) Payments made in any continuing transactions between Distributing and Controlled will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length, except for certain payments to be made under (1) transitional services and product supply agreements that will be based on either cost or cost-plus terms or (2) leasing and licensing agreements that will be based on cost or cost-plus terms, will be nominal, or will be royalty-free.

      (yy) Appropriate basis adjustments, in accordance with applicable law, have been or will be made in connection with the settlement of any intercompany indebtedness between Distributing and Controlled.

      (zz) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).

      (aaa) Immediately after the External Split-off, the gross assets of the businesses actively conducted (as defined in Section 355(b)(2)) by each of Distributing and Sub 6 will have a fair market value equal to at least five percent of the total fair market value of the corporation's gross assets.

      (bbb) The External Split-off is not part of a plan or series of related transactions (within the meaning of Section 355(e)) pursuant to which one or more persons will acquire directly or indirectly stock possessing 50 percent or more of the total combined voting power of all classes of stock of either Distributing or Controlled entitled to vote, or stock possessing 50 percent or more of the total value of all classes of stock of either Distributing or Controlled.

      (ccc) Immediately before the IPO, items of income, gain, loss, deduction, and credit were taken into account as required by the applicable intercompany transaction regulations (see Sections 1.1502-13 and 1.1502-14 as in effect before the publication of T.D. 8597 and as currently in effect; Section 1.1502-13 as published by T.D. 8597). Further, any excess loss account Sub 3 may have had in Controlled stock was included in income immediately before the IPO to the extent required by applicable regulations (see Section 1.1502-19).
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                                       15


      (ddd) Distributing will distribute the Controlled Class B Stock, except for any Undistributed Shares, within 6 months following the IPO or within 6 months following receipt of a ruling letter from the Internal Revenue Service, whichever is later.

                                 International

      (eee) None of Distributing, Controlled, or Sub 3 is a foreign corporation.

      (fff) It is not believed that either Distributing or Controlled currently is, or immediately following the External Split-off will be, a United States real property holding corporation ("USRPHC") as defined in Section 897(c)(2).

      (ggg) It is not believed that Distributing has been a USRPHC at any time during the five-year period ending on the date of the External Split-off.

      (hhh) It is possible that Controlled previously was a USRPHC during the five-year period ending on the date of the External Split-off.

      (iii) Distributing Common Stock is regularly traded on an established securities market.

      (jjj) Based on public filings, no foreign person owns five percent or more of the Distributing stock.

      (kkk) Based on public filings, Distributing currently has no knowledge of any foreign person who owns five percent or more of the shares of Controlled Class A Stock.

      (lll) Because the External Split-off will be conducted pursuant to an exchange offer, it is conceivable that a foreign person could hold more than five percent of the outstanding Distributing Common Stock or Controlled Class B Stock immediately after the External Split-off.

                                     RULINGS

                             The Sub 4 Distribution

      Based solely on the information submitted and representations set forth above, we rule as follows on the Sub 4 Distribution:

      (1) The Sub 4 Distribution will constitute a distribution under Sections 301 and 311, subject to the provisions of Sections
1.1502-13(f)(2) and 1.1502-32(b)(2)(iv) and (b)(3)(v).

                             The Internal Split-off

      Based solely on the information submitted and representations set forth above, we rule as follows on the Internal Split-off:

      (2) The Contribution, followed by the Internal Split-off, will be a reorganization under Section 368(a)(1)(D). Sub 3 and Controlled each will be "a party to a reorganization" under Section 368(b).

      (3) No gain or loss will be recognized by Sub 3 on the Contribution (Sections 357(a) and 361(a); cf. Litton Industries, Inc. v. Commissioner,
89 T.C. 1086 (1987), acq. in result, 1988-2 C.B. 1). The Transitory Transfer will be disregarded for federal income tax purposes and, in particular, for purposes of Section 361(b).

      (4) No gain or loss will be recognized by Controlled on the Contribution (Section 1032(a)).

      (5) The basis of each asset received by Controlled will equal the basis of that asset in the hands of Sub 3 immediately before the Contribution (Section 362(b)).

      (6) The holding period of each asset received by Controlled will include the period during which Sub 3 held that asset (Section 1223(2)).

      (7) No gain or loss will be recognized by Sub 3 on the Internal Split-off (Section 361(c)).

      (8) No gain or loss will be recognized by (and no amount will otherwise be included in the income of) Sub 1 on the Internal Split-off (Section 355(a)(1)).

      (9) The holding period of Controlled Class B Stock received by Sub 1 will include the holding period of the Sub 3 stock exchanged therefor, provided the Sub 3 stock is held as a capital asset on the date of the Internal Split-off (Section 1223(1)).

      (10) The earnings and profits of Sub 3 will be allocated in accordance with Sections 312(h), 1.312-10(a), and 1.1502-33(f)(2).

                              The Internal Spin-off

      Based solely on the information submitted and representations set forth above, we rule as follows on the Internal Spin-off:

      (11) No gain or loss will be recognized by Sub 1 on the Internal Spin-off (Section 355(c)(1) and Rev. Rul. 62-138,1962-2 C.B. 95).

      (12) No gain or loss will be recognized by (and no amount will otherwise be included in the income of) Distributing on the Internal Spin-off (Section 355(a)(1)).

      (13) The holding period of Controlled Class B Stock received by Distributing will include the holding period of the Sub 1 stock on which the Internal Spin-off is made, provided the Sub 1 stock is held as a capital asset on the date of the Internal Spin-off (Section 1223(1)).

      (14) The earnings and profits of Sub 1 will be allocated in accordance with Sections 312(h), 1.312-10(b), and 1.1502-33(f)(2).

                         The External Split-off Rulings

      Based solely on the information submitted and representations set forth above, we rule as follows on the External Split-off:

      (15) No gain or loss will be recognized by Distributing on the External Split-off (Section 355(c)(1) and Rev. Rul. 62-138).

      (16) No gain or loss will be recognized by (and no amount will otherwise be included in the income of) the shareholders of Distributing on the External Split-off (Section 355(a)(1)).

      (17) For those shareholders of Distributing participating in the External Split-off who surrender all of their Distributing stock for Controlled Class B Stock, the basis of the Controlled stock in the hands of each such shareholder will equal the basis of the Distributing stock exchanged therefor
(Section 358(a)).

      (18) For those shareholders of Distributing participating in the External Split-off who do not surrender all of their Distributing stock, the aggregate basis of the Distributing stock and the Controlled Class B Stock held by each such shareholder immediately after the External Split-off will equal the aggregate basis of such shareholder's Distribut-ing stock held immediately before the External Split-off, allocated in proportion to the fair market value of each in accordance with Section 1.358-2(a)(2) (Section 358(b)(2)).

      (19) The holding period of the Controlled Class B Stock received by each shareholder of Distributing in the External Split-off will include the holding period of the Distributing stock with respect to which such Controlled stock was received, provided the Distributing stock is held as a capital asset on the date of the External Split-off (Section 1223(1)).

      (20) The earnings and profits of Distributing will be allocated in accordance with Sections 312(h), 1.312-10(b), and 1.1502-33(e)(3).

      (21) With respect to the Controlled Class B Stock that Distributing distributes to its foreign shareholders in the External Split-off, to the extent required by Section 367(e)(1), Distributing will recognize gain in an amount equal to the excess of the fair market value of such stock over Distributing's adjusted basis in such stock (Sections 367(e)(1) and 1.367(e)-1T(b)). Distributing's basis in each share of the Controlled Class B Stock is equal to Distributing's total adjusted basis in the Controlled Class B Stock immediately before the distribution divided by its total number of shares of such stock immediately before the distribution (Section 1.367(e)-1T(b)(2)).


                                     CAVEATS

      We express no opinion about the tax treatment of the transactions under any other section of the Code or regulations or the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions that are not specifically covered in the above rulings. In particular, no opinion is expressed regarding:

      (a) The tax treatment of the Restructuring described above in step (ii). In particular, no opinion is expressed whether the dispositions of the interests in the controlled foreign corporations for which elections were made to treat such corporations as disregarded entities under Section 301.7701-3(c)(1) will be treated as stock sales or asset sales of disregarded entities. Further, no opinion is expressed about the application of Section 367(b) and Section 1248 to the foreign aspects of the Restructuring.

      (b) The validity or consequences of any election under Section 301.7701-3 made by any entity involved in the Restructuring.

      (c) The tax treatment of the transitional, leasing, and licensing agreements referred to above in representation (xx).

      (d) The tax treatment of the Recapitalization described above in step
(vii).

      (e) The tax treatment of the Sub 3 Distribution and Sub 4 Contribution described above in step (ix).

      (f) Whether any or all of the above-described foreign corporations are passive foreign investment companies within the meaning of Section 1297(a) and any related regulations. If it is determined that any of the above-described foreign corporations are passive foreign investment companies, no opinion is expressed related to the application of Sections 1291 through 1298 to the proposed transaction. In particular, in a transaction in which gain is not recognized, regulations under Section 1291(f) may require gain recognition notwithstanding any other provision of the Code.

      Temporary or final regulations pertaining to one or more issues addressed in this ruling letter (including regulations under Section 358(g)) have not yet been adopted. There fore, this ruling letter may be revoked or modified, in whole or in part, on the issuance of temporary or final regulations (or a notice with respect to their future issuance). See Section 12.04 of Rev. Proc. 99-1, 1999-1 I.R.B. 6, 47-48, which discusses the revocation or modification of ruling letters. However, when the criteria in Section 12.05 of Rev. Proc. 99-1 are satisfied, a ruling will not be revoked or modified retroactively except in rare or unusual circumstances.


                              PROCEDURAL STATEMENTS

      This ruling is directed only to the taxpayer who requested it. Section 6110(k)(3) provides that it may not be used or cited as precedent.

      A copy of this ruling letter should be attached to the federal income tax return of each affected taxpayer for the taxable year in which the transactions covered by this letter are completed.

      In accordance with the power of attorney on file in this office, a copy of this letter is being sent to the taxpayer and an authorized representative.


                                          Sincerely Yours,
                                          Assistant Chief Counsel (Corporate)




                                          By: /s/ Wayne T. Murray
                                          ----------------------------------
                                          Wayne T. Murray
                                          Senior Technician Reviewer
                                          Branch 4